Exhibit 99.3

CSW INDUSTRIALS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On December 15, 2020, CSW Industrials, Inc. (the “Company” or “CSW”) acquired 100% of the outstanding equity of T.A. Industries, Inc. (“TRUaire”), a leading manufacturer of grilles, registers, and diffusers for the residential and commercial HVAC/R end market, based in Santa Fe Springs, California. The acquisition also included TRUaire’s wholly-owned manufacturing facility based in Vietnam. The acquisition is expected to extend the Company’s product offerings to the HVAC/R market as well as provide strategic distribution facilities.

The contractual consideration paid for TRUaire included cash of $284 million ($288.1 million after working capital and closing cash adjustments) and 849,852 shares of the Company’s common stock (valued at approximately $76.0 million at transaction signing on November 4, 2020) valued at $97.7 million at transaction close based on the closing market price of the Company's common shares on the acquisition date. The cash consideration was funded through a combination of cash on hand and borrowings under the Company’s revolving credit facility. The 849,852 shares of common stock delivered to the sellers were reissued from treasury shares. The material terms of the acquisition were previously disclosed by the Company in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2020.

The following unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the Quarterly Report on Form 10-Q as of and for the three and six months ended September 30, 2020, filed with the SEC on October 30, 2020, the Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 20, 2020, as well as the notes to the unaudited pro forma combined financial statements included in this Form 8-K, and the historical financial statements and related notes of TRUaire included in this Form 8-K.

TRUaire’s audited financial statements and accompanying notes as of and for the year ended December 31, 2019 are included as Exhibit 99.1 to this Form 8-K. In addition, TRUaire’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020 are included as Exhibit 99.2 to this Form 8-K. The presentation of the unaudited pro forma combined statements of operations reflect the combined results of operations as if the acquisition had occurred on April 1, 2019, the beginning of the Company’s 2020 fiscal year, and include the accounting for the transaction and present other transaction effects that have occurred or are reasonably expected to occur.

The preliminary allocation of the consideration presented in Note 3 and used to prepare the unaudited pro forma combined financial statements is based on a preliminary valuation of assets acquired and liabilities assumed. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements included herewith. A final determination of these fair values shall be based on the actual net tangible and intangible assets of TRUaire that exist as of the closing date of the acquisition. In addition, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the acquisition. The unaudited pro forma combined financial statements also do not reflect pro forma adjustments for non-recurring charges related to integration activities or exit costs that may be incurred by the Company or TRUaire in connection with the acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Regulation S-X Article 11, “Pro Forma Financial Information,” as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020 (“Article 11”) and is presented in U.S. dollars. The Company elected to voluntarily comply with the amended Article 11 in advance of the mandatory compliance date. The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition of TRUaire occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the acquisition.

CSW Industrials, Inc.

Pro Forma Condensed Consolidated Balance Sheets as of September 30, 2020

(Unaudited)

	Historical
(Amounts in thousands, except per share amounts)	CSW Industrials, Inc.	T.A. Industries, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$47,299	$1,276	$(41,190)	(a)	$7,385
Accounts receivable, net of allowance for expected credit losses of $576	70,092	14,451	-		84,543
Inventories, net	52,090	33,100	-		85,190
Prepaid expenses and other current assets	5,377	15,709	(6,011)	(b)(g)	15,075
Total current assets	174,858	64,536	(47,201)		192,193
Property, plant and equipment, net of accumulated depreciation of $79,864	57,734	23,510	4,771	(c)	86,015
Goodwill	92,419	-	132,186	(d)	224,605
Intangible assets, net	43,368	104	218,082	(e)	261,554
Other assets	23,288	13,332	38,840	(f)(g)(t)	75,460
Total assets	$391,667	$101,482	$346,678		$839,827

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,736	$5,681	-		$26,417
Accrued and other current liabilities	36,113	5,204	11,648	(h)(t)	52,965
Current portion of long-term debt	561	48	(48)	(i)	561
Total current liabilities	57,410	10,933	11,600		79,943
Long-term debt	10,056	18,200	226,652	(i)	254,908
Retirement benefits payable	1,853	-	-		1,853
Other long-term liabilities	20,307	-	116,831	(j)(t)	137,138
Total liabilities	89,626	29,133	355,083		473,842
Equity:
Common shares, $0.01 par value	160	2,450	(2,450)	(k)	160
Shares authorized – 50,000,000	-	-	-
Shares issued – 16,115	-	-	-		-
Preferred shares, $0.01 par value	-	-	-		-
Shares authorized (10,000) and issued (0)	-	-	-		-
Additional paid-in capital	50,936	6,600	44,594	(k)	102,130
Treasury shares, at cost (496 shares)	(79,401)	-	46,462	(k)	(32,939)
Retained earnings	339,397	69,684	(103,396)	(k)(l)	305,685
Accumulated other comprehensive loss	(9,051)	(6,385)	6,385	(k)	(9,051)
Total equity	302,041	72,349	(8,405)		365,985
Total liabilities and equity	$391,667	$101,482	$346,678		$839,827

CSW Industrials, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	Historical
	Year Ended March 31, 2020	Year Ended December 31, 2019
	CSW Industrials, Inc.	T.A. Industries, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues, net	$385,871	$94,414	$-		$480,285
Cost of revenues	(208,821)	(42,270)	(32,884)	(m)(n)(q)(t)	(283,975)
Gross profit	177,050	52,144	(32,884)		196,310
Selling, general and administrative expenses	(102,238)	(37,407)	15,550	(n)(r)(t)	(124,095)
Depreciation and amortization	(7,794)	(983)	(12,933)	(o)	(21,710)
Impairment expenses	(951)	-	-		(951)
Operating income	66,067	13,754	(30,267)		49,554
Interest expense, net	(1,331)	(1,218)	(4,175)	(p)	(6,724)
Other expense, net	(7,135)	(106)	-		(7,241)
Income before income taxes	57,601	12,430	(34,442)		35,589
Provision for income taxes	(12,784)	(2,673)	7,546	(s)	(7,911)
Net income	$44,817	$9,757	$(26,896)		$27,678

Basic earnings per common share	$2.98				$1.74

Diluted earnings per common share	$2.95				$1.72

Weighted-average shares of common stock outstanding (in thousands)
Basic	15,039				15,889
Diluted	15,206				16,056

CSW Industrials, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	Historical
	Six Months Ended September 30, 2020	Six Months Ended June 30, 2020
	CSW Industrials, Inc.	T.A. Industries, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues, net	$195,904	$52,378	$-		$248,282
Cost of revenues	(104,416)	(22,233)	(12,350)	(m)(n)(t)	(138,999)
Gross profit	91,488	30,145	(12,350)		109,283
Selling, general and administrative expenses	(49,217)	(14,433)	11,937	(n)(t)	(51,713)
Depreciation and amortization	(3,839)	(528)	(6,467)	(o)	(10,834)
Impairment expenses	-	-	-		-
Operating income	38,432	15,184	(6,880)		46,736
Interest expense, net	(602)	(505)	(2,088)	(p)	(3,195)
Other expense, net	(667)	244	-		(423)
Income before income taxes	37,163	14,923	(8,968)		43,118
Provision for income taxes	(8,851)	(3,523)	2,152	(s)	(10,222)
Net income	$28,312	$11,400	$(6,816)		$32,896

Basic earnings per common share	$1.92				$2.11

Diluted earnings per common share	$1.91				$2.10

Weighted-average shares of common stock outstanding (in thousands)
Basic	14,727				15,577
Diluted	14,825				15,675

Note 1. Basis of pro forma preparation

The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of the Company and the historical financial statements of TRUaire, after giving effect to the acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification  Topic 805, Business Combinations, (ASC 805) and applying the assumptions and adjustments described in the accompanying notes. As it relates to the pro forma income statement for the six months ended September 30, 2020, the TRUaire consolidated statement of operations included in these pro forma combined financial statements are for the six months ended June 30, 2020. As it relates to the pro forma income statement for the fiscal year ended March 31, 2020, the TRUaire consolidated statement of operations included in these pro forma combined financial statements are for the twelve months ended December 31, 2019. The unaudited pro forma combined statements are presented as if the acquisition had occurred on April 1, 2019, the beginning of the Company’s fiscal year ended March 31, 2020.

Note 2. Accounting policies

During preparation of the unaudited pro forma condensed combined financial information, CSW management has performed a preliminary analysis and is not aware of any material differences other than the pro forma reclassifications detailed in Note 5. Accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies, other than the pro forma reclassifications detailed in Note 5. Following the acquisition date, CSW management will conduct a final review of TRUaire’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of TRUaire’s results of operations or reclassification of assets or liabilities to conform to CSW’s accounting policies. As a result of this review, CSW management may identify differences that, when adjusted or reclassified, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 3. Preliminary purchase price allocation

The TRUaire acquisition was accounted for as a business combination under ASC 805. Pursuant to ASC 805, the Company allocated the TRUaire purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, December 15, 2020. The excess of the purchase price over those fair values was recorded to goodwill. The Company's evaluation of the facts and circumstances available of December 15, 2020, to assign fair values to assets acquired and liabilities assumed, including income tax related amounts, is ongoing. As the Company completes further analysis of tangible assets, intangible assets and liabilities assumed, additional information impacting the assets acquired and the related allocation thereof, may become available. A change in information related to the net assets acquired may change the amount of the purchase price assigned to goodwill, and, as a result, the preliminary fair values set forth below are subject to adjustments when additional information is obtained and valuations are completed. Provisional adjustments, if any, will be recognized during the reporting period in which the adjustments are determined. The Company expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the acquisition date. The following table summarizes the Company's best initial estimate of the aggregate fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Assets acquired:
Cash and cash equivalents	$1,471
Accounts receivable, net	13,467
Prepaid and other current assets	6,285
Inventory	46,313
Property and equipment	28,832
Intangible assets	237,500
Goodwill	129,169
Other non-current assets	59,390
Total assets acquired	522,427

Total liabilities assumed	(136,692)
Less: Transaction costs	7,100
Total net assets acquired less transaction costs	$378,635

The consideration for the acquisition is summarized below:

Acquisition Consideration (amounts in thousands, except for shares)
Cash (a)	$288,079
Common Stock (849,852 shares)	97,656
Total consideration transferred	$385,735

(a) Includes $8.3 million in tax liabilities to be paid by the Company on behalf of the sellers, within 90 days following the acquisition date, pursuant to the purchase agreement

Note 4. Long-Term Debt

The Company has a five-year, $250.0 million revolving credit facility agreement, with an additional $50.0 million accordion feature, which matures on September 15, 2022 (the “Revolving Credit Facility”). On December 1, 2020, the Company entered into an amendment of the Revolving Credit Facility to utilize the accordion feature and increase the commitment from $250.0 million to $300.0 million, which also reduced the available incremental commitment by a corresponding amount. In connection with the acquisition, the Company borrowed $245.0 million to fund a portion of the cash considerations. Until the Company reports its leverage ratio at December 31, 2020, borrowings under this facility bear interest at a rate of prime plus 0.25% or London Interbank Offered Rate ("LIBOR") plus 1.25%. The interest rates for our borrowings will increase 0.5% in accordance with the existing terms, as our leverage ratio to be reported for the quarter ended December 31, 2020 will exceed 2.00x. The Company pays a commitment fee of 0.15% for the unutilized portion of the Revolving Credit Facility. Interest and commitment fees are payable at least quarterly and the outstanding principal balance is due at the maturity date. The Revolving Credit Facility is secured by substantially all of the Company’s domestic assets.

Note 5. Pro forma adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change including with respect to final purchase price and allocation thereof. Accordingly, the purchase price allocation is considered preliminary and may materially change before final determination. The changes would affect the values assigned to tangible or intangible assets and the amount of depreciation and amortization expense recorded in the combined financial statements. The following adjustments have been reflected in the unaudited pro forma combined financial statements as if the acquisition occurred on April 1, 2019:

(a)	Represents the cash consideration paid in connection with the acquisition ($279.8 million, net of $8.3 million tax liabilities to be paid by the Company on behalf of the sellers, within 90 days following the acquisition date, pursuant to the purchase agreement), cash received in connection with borrowings against the revolving line of credit to fund the acquisition ($244.9 million) and interest expense associated with those borrowings as if they were funded as of April 1, 2019 ($6.3 million).

(b)	Represents the current portion of tax indemnity assets acquired in connection with the acquisition ($5.0 million) as well as certain other current assets acquired in connection with the acquisition.

(c)	Represents the fair value step-up associated with property, plant and equipment acquired in connection with the acquisition ($5.5 million), offset by the related accumulated depreciation.

(d)	Represents the preliminary estimate of goodwill arising from the excess of the purchase price over the fair value of tangible and intangible assets acquired and liabilities assumed.

(e)	Represents the preliminary estimate of intangible assets and estimated amortization expense for the periods below (amounts in thousands):

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	For the Six Months Ended September 30, 2020	For the Year Ended December 31, 2020
Trade name	43,500	Indefinite	—	—
Customer relationships	194,000	15	6,467	12,933
Total preliminary estimate of intangibles acquired	237,500		6,467	12,933

(f)	Represents the establishment of right-of-use assets related to the accounting for leases in connection with the acquisition ($49.0 million) and the long-term portion of tax indemnity assets established in connection with the acquisition ($7.5 million), partially offset by the amortization of right-of-use assets ($7.8 million).

(g)	Represents settlements of historical short term ($11.3 million in prepaid expenses and other current assets) and long-term ($9.9 million in other assets) loans receivable from the sellers in connection with the acquisition.

(h)	Represents tax liabilities to be paid by the Company on behalf of the sellers within 90 days following the acquisition date ($8.3 million), accrued expenses associated with acquisition-related transaction costs ($7.1 million), the establishment of short-term lease liabilities in connection with the acquisition ($4.8 million), other current liabilities of ($0.9 million), partially offset primarily by a reduction due to the tax benefit of pro forma adjustments of $9.7 million.

(i)	Represents the incremental borrowings against the Company’s revolving line of credit in connection with the acquisition ($244.9 million) (see note 4), partially offset by the settlement of a revolving loan previously held by TRUaire ($18.2 million) in connection with the acquisition.

(j)	Represents the following in connection with the acquisition: establishment of deferred tax liabilities ($56.2 million), establishment of long-term lease liabilities ($45.4 million) and the recognition of tax contingencies ($22.5 million), partially offset by the reduction of long-term leases liabilities ($7.3 million).

(k)	Represents the elimination of TRUaire’s historical equity which included common shares ($2.5 million), additional paid-in-capital ($6.6 million), retained earnings ($69.7 million), partially offset by accumulated other comprehensive loss ($6.4 million). Also includes the issuance of 849,852 shares of the Company’s common stock valued at approximately $97.7 million at the close of the acquisition.

(l)	Represents the effect of income statement pro forma adjustments described in this Form 8-K totaling $33.7 million ($26.9 million for the year ended March 31, 2020 and $6.8 million for the six months ended September 30, 2020) on retained earnings as of September 30, 2020.

(m)	Represents the incremental cost of revenues related to the depreciation of property plant and equipment as a result of the fair value step-up in connection with the acquisition for the year ended March 31, 2020 and the six months ended September 30, 2020, $0.5 million and $0.2 million, respectively.

(n)	Represents a reclassification from selling, general and administrative expense to cost of revenue in connection with the acquisition to align TRUaire’s accounting policies to those of the Company ($12.0 million and $22.8 million for the six months ended September 30, 2020 and the 12 months ended December 31, 2020, respectively).

(o)	Represents the amortization expense for the six months ended September 30, 2020 ($6.5 million) and the year ended March 31, 2020 ($12.9 million) associated with the customer relationships acquired in connection with the acquisition.

(p)	Represents the interest expense for the six months ended September 30, 2020 ($2.1 million) and the year ended March 31, 2020 ($4.2 million) associated with the borrowings related to the acquisition. Note that the weighted average interest rate used for the purposes of these combined financial statements is 1.6%. Should that interest rate increase by 1%, the annual impact on interest expense will be an increase of approximately $2.5 million (see Note 4).

(q)	Represents the incremental cost of revenues as a result of amortizing the fair value step-up of inventory ($9.2 million for the year ended March 31, 2020) and the depreciation of property plant and equipment, which was also stepped-up in connection with the acquisition ($0.5 million).

(r)	Represents transaction costs associated with the acquisition which were incurred subsequent to March 31, 2020. These costs have been included as if they had been incurred on April 1, 2019 ($7.1 million).

(s)	Represents the income tax effect of pro forma adjustments excluding non-deductible transaction costs using an effective tax rate of 24%.

(t)	Represents the scheduled amortization of the right-of-use assets and reductions of lease liabilities ("scheduled movement") for the year ended March 31, 2020 and the six months ended September 30, 2020. The scheduled movement resulted in additional cost of revenues of $0.4 million and $0.1 million for the year ended March 31, 2020 and the six months ended September 30, 2020, respectively. The scheduled movement also resulted in additional selling, general and administrative expenses of $0.1 million for the year ended March 31, 2020.

In addition to the above, certain compensation costs incurred by TRUaire prior to the acquisition are not expected to continue in the future. These amounts have not been eliminated in the pro forma adjustments. The total of these amounts were $5.6 million and $7.6 million for the six months ended June 30, 2020 and the twelve months ended March 31, 2020, respectively.